Nobilis Health Reports Fourth Quarter 2016 Financial Results
Full Year 2016 Total Revenues of $285.7 million Increased 24.7% Over Prior Year

HOUSTON, TX--(PRNewswire-March 13, 2017) - Nobilis Health Corp. (NYSE MKT: HLTH) ("Nobilis" or the "Company") today announced financial results for the fourth quarter and full year ended December 31, 2016. All financial results are expressed in U.S. dollars.
Fourth Quarter and Full Year Highlights

•	Fourth quarter total revenues of $101.9 million, a 13.2% increase over the prior year

•	Fourth quarter net income of $9.4 million, compared to prior year quarter net income of $44.7 million

•	Fourth quarter Adjusted EBITDA[1] of $20.8 million, compared to prior year quarter Adjusted EBITDA[1] of $23.7 million

•	Full year total revenue of $285.7 million, a 24.7% increase over prior year

•	Full year net income $6.4 million, compared to prior year net income of $50.8 million. Excluding a $23.2 million income tax benefit, full year 2015 net income was $27.6 million

•	Full year Adjusted EBITDA[1] of $34.0 million, compared to prior year Adjusted EBITDA[1] $40.4 million

“Although we are pleased to report strong total revenue growth of 25% for full year 2016, we are disappointed that we did not meet the profitability goals we set out to achieve for the year,” said Harry Fleming, Chief Executive Officer of Nobilis. “Full year Adjusted EBITDA1 was impacted by higher than expected marketing expenses and overall operating expenses. As we enter 2017, we will continue our mission to provide high quality surgical procedures across all of our brands and markets. We expect that the progress we have made integrating recently acquired facilities, coupled with the efforts to better target our marketing dollars and reduce certain operating expenses will support the strategic and financial goals for 2017.”
David Young, Chief Financial Officer of Nobilis, said “We have taken steps to improve our overall cost structure and are focused on driving increased value to our shareholders. These steps will help ensure that our spend is utilized in areas that derive the highest return while not impacting patient care. We have an understanding on our key cost drivers and have already begun implementing a plan to address these for 2017.”
Fourth Quarter 2016 Financial Results
Total revenue for the fourth quarter of 2016 increased to $101.9 million, a 13.2% increase over the same period the prior year. Total case volume increased by 742 cases, or 14.1%, to 6,007 cases in the fourth quarter of 2016, as compared to the same period the prior year. The fourth quarter 2016 revenue per case of $16,966 quarter of remained consistent with prior year's revenue per case of $17,097.
Net income attributable to Nobilis for the fourth quarter of 2016 was $9.4 million, or $0.12 per fully diluted share, as compared to a prior period net income attributable to Nobilis of $44.7 million, or $0.58 per fully diluted share, respectively. Net income in the fourth quarter of 2015 included a $24.1 million income tax benefit.
Adjusted EBITDA1 for the fourth quarter of 2016, which adds back certain non-cash and non-recurring expenses, was $20.8 million, compared to Adjusted EBITDA1 of $23.7 million for the same period the prior year.

Total cash was $24.6 million, accounts receivable was $125.0 million and total debt was $65.6 million as of December 31, 2016, compared to $15.7 million, $92.6 million and $25.7 million, respectively, at December 31, 2015.
As of December 31, 2016, the Company owned and/or managed four acute care surgical hospitals and ten ambulatory surgical centers, five clinics and had affiliations with an additional 38 facilities.
Full Year 2016 Financial Results
Total revenue for 2016 increased to $285.7 million, a 24.7% increase over the prior year. Total case volume increased by 2,127 cases, or 11.9%, to 19,941 in 2016, compared to the prior year. Revenue per case increased to $14,329 for 2016, as compared to $12,867 in the prior year, reflecting the impact of a higher acuity case mix from the purchase of three new hospitals in 2015 and the acquisition of Arizona Vein and Vascular in the fourth quarter of 2016. The increase in total revenue and total case volume for 2016 compared to the prior year was primarily due to acquisitions.
Net income attributable to Nobilis for 2016 was $6.4 million, or $0.08 per fully diluted share, as compared to net income attributable to Nobilis of $50.8 million, or $0.68 per fully diluted share, in the same period the prior year. Net income for the full year 2015 included a $23.2 million income tax benefit.
Adjusted EBITDA1 for the year ended 2016, which adds back certain non-cash and non-recurring expenses, was $34.0 million, a decrease of $6.4 million compared to Adjusted EBITDA1 of $40.4 million for the prior year.
Full Year 2017 Guidance
The Company’s full year 2017 guidance is as follows

▪	Revenue in the range of $310.0 million to $325.0 million.

▪	Adjusted EBITDA of $40.0 million to $45.0 million.
Conference Call Information
Nobilis will host a conference call on March 13, 2017 at 8:00 a.m. CST (9:00 a.m. EST) to discuss its financial results for the fourth quarter of 2016. To participate in the conference call, please dial (877) 201-0168 in the U.S. and Canada, and +1 (647) 788-4901 internationally. Please enter conference ID 83522902. There will be a livestream of the conference call available at: http://investors.nobilishealth.com/investors/events-and-presentations/.
About Nobilis Health Corp.
Nobilis (www.Nobilishealth.com) is a full-service healthcare development and management company, with 25 locations in seven states, including 4 hospitals, 10 ASCs and 11 clinics. In addition, Nobilis partners with an additional 38 facilities across the country. Marketing 8 independent brands, Nobilis deploys a unique patient acquisition strategy driven by proprietary direct-to-consumer marketing technology, focusing on a specified set of procedures that are performed at our centers by local physicians.
Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of Canadian and United States securities laws, including the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts and may be identified by the use of words such as "may," "believe," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements are based on current plans and expectations and are subject to a number of risks, uncertainties and other factors which could significantly affect current plans and expectations and our future financial condition and results. These factors, which could cause actual results, performance and achievements to differ materially from those anticipated, include, but are not limited to our ability to successfully maintain effective internal controls over financial reporting; our ability to implement our business strategy, manage the growth in our business, and integrate acquired businesses; the risk of litigation and investigations, and liability claims for damages and other expenses not covered by insurance; the risk that payments from third-party payers, including government healthcare programs, may decrease or not increase as costs increase; adverse developments affecting the medical practices of our physician limited partners; our ability to maintain favorable relations with our physician limited partners; our ability to grow revenues by increasing case and procedure volume while maintaining profitability at the Nobilis Facilities; failure to timely or accurately bill for services; our ability to compete for physician partners, patients and strategic relationships; the risk of changes in patient volume and patient mix; the risk that laws and regulations that regulate payments for medical services made by government healthcare programs could cause our revenues to decrease; the risk that contracts are canceled or not renewed or that we are not able to enter into additional contracts under terms that are acceptable to us; and the risk of potential decreases in our reimbursement rates. The foregoing are significant factors we think could cause our actual results to differ materially from expected results. However, there could be additional factors besides those listed herein that also could affect us in an adverse manner.

We have not undertaken any obligation to publicly update or revise any forward-looking statements. All of our forward-looking statements speak only as of the date of the document in which they are made or, if a date is specified, as of such date. Subject to any mandatory requirements of applicable law, we disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any changes in events, conditions, circumstances or information on which the forward-looking statement is based. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing factors and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed by March 16, 2017, as updated by other filings with the Securities and Exchange Commission.

NOBILIS HEALTH CORP.
CONSOLIDATED BALANCE SHEETS
December 31, 2016 AND December 31, 2015
(In thousands, except share amounts)
(unaudited)

	December 31, 2016	December 31, 2015
Assets
Current Assets:
Cash	$24,572	$15,666
Trade accounts receivable, net of allowance for bad debts of $750 and $5,165 at December 31, 2016 and 2015, respectively	124,951	92,569
Medical supplies	4,468	4,493
Prepaid expenses and other current assets	10,083	2,789
Total current assets	164,074	115,517
Property and equipment, net	36,723	35,303
Intangible assets, net	19,618	19,619
Goodwill	62,018	44,833
Deferred tax asset	21,652	25,035
Other long-term assets	1,350	1,720
Total Assets	$305,435	$242,027
Liabilities and Shareholders' Equity
Current Liabilities:
Trade accounts payable	$22,184	$23,381
Accrued expenses	30,145	16,648
Current portion of capital leases	3,985	5,193
Current portion of long-term debt	2,220	1,243
Current portion of warrant and stock option derivative liabilities	3	332
Other current liabilities	7,561	5,025
Total current liabilities	66,098	51,822
Lines of credit	15,000	3,000
Long-term capital leases, net of current portion	12,387	13,654
Long-term debt, net of current portion	48,323	21,469
Convertible promissory note	2,250	—
Warrant and stock option derivative liabilities, net of current portion	899	2,619
Other long-term liabilities	3,999	3,386
Total liabilities	148,956	95,950
Commitments and Contingencies
Contingently redeemable noncontrolling interest	14,304	12,225
Shareholders' Equity:
Common shares, no par value, unlimited shares authorized, 77,805,014 and 73,675,979 shares issued and outstanding, respectively	—	—
Additional paid in capital	222,240	211,827
Accumulated deficit	(79,042)	(85,491)
Total shareholders’ equity attributable to Nobilis Health Corp.	143,198	126,336
Noncontrolling interests	(1,023)	7,516
Total shareholders' equity	142,175	133,852
Total Liabilities and Shareholders' Equity	$305,435	$242,027

NOBILIS HEALTH CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except earnings per share)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Revenues:
Patient and net professional fees	$97,012	$82,785	$264,211	$209,446
Contracted marketing revenues	2,592	5,047	13,346	13,106
Factoring revenues	2,313	2,183	8,187	6,664
Total revenues	101,917	90,015	285,744	229,216
Operating expenses:
Salaries and benefits	14,397	13,918	52,774	40,845
Drugs and supplies	17,341	15,100	57,011	37,365
General and administrative	41,170	24,797	126,848	79,422
Bad debt (recovery) expense	(385)	2,428	(385)	3,557
Depreciation and amortization	2,077	1,417	8,539	4,531
Total operating expenses	74,600	57,660	244,787	165,720
Corporate expenses:
Salaries and benefits	1,897	3,065	6,974	6,597
General and administrative	3,913	4,941	18,897	22,648
Legal expenses	645	712	4,755	2,445
Depreciation	84	57	293	156
Total corporate expenses	6,539	8,775	30,919	31,846
Income from operations	20,778	23,580	10,038	31,650
Other (income) expense:
Change in fair value of warrant and stock option derivative liabilities	(1,014)	(4,308)	(2,580)	(8,985)
Interest expense	1,884	491	3,999	1,597
Bargain purchase gain	—	2,625	—	(1,733)
Other (income) expense, net	41	1,609	(2,970)	34
Total other (income) expense	911	417	(1,551)	(9,087)
Income before income taxes and noncontrolling interests	19,867	23,163	11,589	40,737
Income tax expense (benefit)	6,253	(24,058)	4,487	(23,196)
Net income	13,614	47,221	7,102	63,933
Net income attributable to noncontrolling interests	$4,247	$2,476	$653	$13,093
Net income attributable to Nobilis Health Corp.	$9,367	$44,745	$6,449	$50,840
Net income per basic common share	$0.12	$0.61	$0.08	$0.76
Net income per fully diluted common share	$0.12	$0.58	$0.08	$0.68
Weighted average shares outstanding (basic)	77,070,944	73,212,946	76,453,128	67,015,387
Weighted average shares outstanding (fully diluted)	77,844,014	76,811,484	77,562,495	75,232,783

NOBILIS HEALTH CORP.
RECONCILIATION ON NON-GAAP FINANCIAL MEASURES
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Net income attributable to Nobilis Health Corp.	$9,367	$44,745	6,449	50,840
Interest	1,884	491	3,999	1,597
Income taxes	6,253	(24,058)	4,487	(23,196)
Depreciation and amortization	2,161	1,474	8,832	4,687
EBITDA	$19,665	$22,652	23,767	33,928

Non-cash compensation expenses	$966	$656	$6,191	$13,125
Change in fair value of warrant and stock option derivative liabilities	(1,014)	(4,308)	(2,580)	(8,985)
Acquisition expenses	496	496	2,315	2,451
Bargain purchase gain	—	2,625	—	(1,733)
Non-recurring expenses	674	1,583	4,292	1,583
Adjusted EBITDA[1]	$20,787	$23,704	$33,985	$40,369

1 Use of Non-GAAP Financial Measures
Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-cash compensation expenses, change in fair value of warrant and stock option derivative liabilities, acquisition expenses, bargain purchase gain and non-recurring expenses. Adjusted EBITDA should not be considered a measure of financial performance required by accounting principles generally accepted in the United States of America (“U.S. GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Contact Information:
Tuan Tran
Vice President, Investor Relations
IR@nobilishealth.com
713-355-8614